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                                                                     EXHIBIT (m)

                     [FORM OF BROKERAGE ENHANCEMENT PLAN]

   WHEREAS, Pacific Select Fund (the "Fund") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

   WHEREAS, shares of common stock of the Fund are currently divided into series, certain of which are listed on Schedule A hereto (the "Portfolios"), which Schedule can be amended to add or remove series by an amended schedule;

   WHEREAS, shares of common stock of the Portfolios are divided into Class A, Class B, Class C, Class S and Class V shares, and this Plan applies to the Fund and the Portfolios and the effect of the Plan does not vary based upon a class of a Portfolio;

   WHEREAS, the Fund employs Pacific Mutual Distributors, Inc. (the "Distributor") as distributor of the securities of which it is the issuer;

   WHEREAS, the Fund and the Distributor have entered into a Distribution Agreement pursuant to which the Fund has employed the Distributor in such capacity during the continuous offering of shares of the Fund;

   WHEREAS, the Board of Trustees of the Fund (the "Board") has determined that it is appropriate and desirable for the Fund to enter into agreements or arrangements with broker-dealers (each, a "broker-dealer") that will enable the Fund to receive, in addition to the execution of brokerage transactions, credits, benefits or other services ("directed brokerage credits") from a broker-dealer that the Fund may use to finance activities that are primarily intended to result in the sale of the Fund's shares, either directly or indirectly through the sale of variable annuity or variable life insurance contracts whose proceeds are invested in the Fund ("Variable Contracts");

   WHEREAS, any such directed brokerage credits are assets of the Fund, and the Fund wishes, pursuant to Rule 12b-1 under the Act, to utilize such assets in furtherance of the distribution of the Fund's shares, either directly or indirectly through the sale of the Variable Contracts; and

   WHEREAS, the Board has determined that, to the extent that the use of directed brokerage credits earned by a Portfolio under this Plan results in the increased distribution of the Fund's shares or the Variable Contracts, a benefit in the form of potential economies of scale should inure to that Portfolio and to the other Portfolios offered by the Fund;

   NOW, THEREFORE, the Fund hereby adopts this Plan on behalf of the Portfolios, in accordance with Rule 12b-l under the Act, on the following terms and conditions:

   1. The Fund is authorized to enter into agreements or arrangements with broker-dealers, pursuant to which the Fund may direct Pacific Life, in its capacity as the Fund's Adviser, and each of the portfolio managers retained by Pacific Life and the Fund to manage certain of the Fund's Portfolios ("Portfolio Managers") to allocate transactions for the purchase or sale of portfolio securities or other assets to broker-dealers, acting as agent for the Fund or its Portfolio, and receive, in addition to execution of the transaction, directed brokerage credits from the broker-dealer that can be used directly or indirectly to promote the distribution of the Fund's shares, provided that the Adviser or Portfolio Manager must reasonably believe that the broker-dealer will execute the transaction in a manner consistent with standards of best execution as described in the registration statement for the Fund, as amended from time to time.

   2. The directed-brokerage credits received by the Fund or a Portfolio shall be used by the Fund to compensate broker-dealers for the cost and expense of certain distribution-related activities or to procure from the broker-dealers or otherwise induce a broker-dealer to provide services, where such activities or services are


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intended to promote the sale of the Fund's shares, either directly or indirectly through the sale of the Variable Contracts. Such activities or services may be provided by the broker-dealer to which a purchase or sale transaction has been allocated or by another broker-dealer or other party at the direction of the broker-dealer, and may include (i) developing, preparing, printing, and mailing of advertisements, sales literature and other promotional material describing and/or relating to the Fund, the Portfolios, or the Variable Contracts; (ii) participation in seminars and sales meetings designed to promote the distribution of shares of the Fund, the Portfolios or the Variable Contracts; (iii) providing information about the Fund, its Portfolios or the Variable Contracts, or mutual funds or variable contracts in general, to registered representatives of the broker-dealers; (iv) providing assistance to broker-dealers that are conducting due diligence on the Fund or its Portfolios or the Variable Contracts; or (v) financing any other activity that is intended to result in the sale of Fund shares or the Variable Contracts.

   3. The Fund may direct the Distributor to take appropriate actions to effect the purposes of this Plan, including, but not limited to, (a) directing on behalf of the Fund or a Portfolio and subject to the standards described above, the Adviser or a Portfolio Manager to allocate transactions for the purchase or sale of portfolio securities in the manner described in the Plan; (b) compensating a broker-dealer for the cost and expense of certain distribution-related activities or procuring from a broker-dealer or otherwise inducing a broker-dealer to provide services, where such activities or services are intended to promote the sale of shares of the Fund or a Portfolio or the Variable Contracts, all on behalf of the Fund or a Portfolio. Subject to the standards set forth in Section 1, and subject to applicable law, the Adviser and a Portfolio Manager may direct brokerage transactions to a broker-dealer that is an affiliated person of the Distributor, the Adviser, or a Portfolio Manager, or directly to the Distributor. Provided that any directed brokerage credits derived from a transaction placed with a broker-dealer, as described in
Section 1, inure to the benefit of the Portfolio on whose behalf the transaction was placed, any such credits may also inure to the benefit of other Portfolios of the Fund.

   4. This Plan shall not take effect with respect to a Portfolio until it has been approved by (a) a vote of a majority of the outstanding voting securities of that Portfolio; and, together with any related agreements, has been approved by (a) the Fund's Board of Trustees, and (b) those Trustees of the Fund who are not "interested persons" of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-l Trustees"), cast in person at a meeting (or meetings) called, at least in part, for the purpose of voting on this Plan and such related agreements. As additional Portfolios of the Fund are established, this Plan shall not take effect with respect to such Portfolios until the Plan, together with any related agreements, has been approved by votes of a majority of both (a) the Fund's Board of Trustees and (b) the Rule 12b-1 Trustees cast in person at a meeting called, at least in part, for the purpose of voting on such approval.

   5. After approval as set forth in paragraph 4, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Fund's Board of Trustees, or, if no such time is specified by the Trustees, at the time that all approvals necessary have been obtained. The Plan shall continue in full force and effect as to a Portfolio for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Board of Trustees and (b) the Rule 12b-1 Trustees of the Trust, cast in person at a meeting called, at least in part, for the purpose of voting on this Plan.

   6. The Distributor shall provide to the Trustees of the Fund a written report of the amounts expended or benefits received and the purposes for which such expenditures were made at such frequency as may be required under Rule 12b-1 of the Act.

   7. This Plan may be terminated as to the Fund or each Portfolio at any time, without payment of any penalty, by vote of the Trustees of the Fund, by vote of a majority of the Rule 12b-l Trustees, or by a vote of a majority of the outstanding voting securities of the Portfolios on not more than 30 days' written notice to any other party to the Plan. In addition, all Agreements shall provide that such Agreement shall terminate automatically in the event of its assignment.


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   8. This Plan may not be amended in any material respect unless such amendment is approved by (a) a vote of a majority of the outstanding voting securities of the pertinent Portfolio; and approved by a majority of both (a) the Fund's Board of Trustees and (b) the Rule 12b-1 Trustees cast in person at a meeting called, at least in part, for the purpose of voting on such approval.

   9. While this Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons.

   10. The Fund shall preserve copies of this Plan and related agreements for a period of not less than six years from the date of termination of the Plan or related agreements, the first two years in an easily accessible place; and shall preserve all reports made pursuant to paragraph 6 hereof for a period of not less than six, the first two years in an easily accessible place.

   11. The provisions of this Plan are severable as to each Portfolio, and any action to be taken with respect to this Plan shall be taken separately for each Portfolio affected by the matter.

     , 1999

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                                   SCHEDULE A

                             Money Market Portfolio
                           High Yield Bond Portfolio
                             Managed Bond Portfolio
                        Government Securities Portfolio
          Growth Portfolio (to be renamed Small-Cap Equity Portfolio)*
                          Aggressive Equity Portfolio
                              Growth LT Portfolio
                            Equity Income Portfolio
                            Multi-Strategy Portfolio
                           Large-Cap Value Portfolio
                            Mid-Cap Value Portfolio
                                Equity Portfolio
                           Bond and Income Portfolio
                             Equity Index Portfolio
                           Small-Cap Index Portfolio
                                 REIT Portfolio
     International Portfolio (to be renamed International Value Portfolio)*
                           Emerging Markets Portfolio
                       International Large-Cap Portfolio*
                        Diversified Research Portfolio*

*  Effective January 1, 2000

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